Exhibit 99.2

EMC -Iomega Briefing April 8, 2008 Joel Schwartz, SVP EMC Jonathan Huberman, CEO Iomega EMC CONFIDENTIAL—INTERNAL USE ONLY

Forward-Looking Statements This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) our ability to protect our proprietary technology; (iv) risks associated with managing the growth of our business, including risks associated with acquisitions and investments and the challenges and costs of integration, restructuring and achieving anticipated synergies; (v) fluctuations in VMware, Inc.’s operating results and risks associated with trading of VMware stock; (vi) competitive factors, including but not limited to pricing pressures and new product introductions; (vii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (viii) component and product quality and availability; (ix) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (x) insufficient, excess or obsolete inventory; (xi) war or acts of terrorism; (xii) the ability to attract and retain highly qualified employees; (xiii) fluctuating currency exchange rates; and (xiv) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release. EMC CONFIDENTIAL—INTERNAL USE ONLY

Pre-Tender Offer Communication The tender offer described in this presentation has not yet commenced. This presentation is neither an offer to purchase nor a solicitation of an offer to sell any shares of Iomega. The solicitation and the offer to buy shares of Iomega common stock will be made pursuant to an offer to purchase and related materials that EMC and its wholly owned subsidiary intend to file with the U.S. Securities and Exchange Commission. At the time the tender offer is commenced, EMC and its wholly owned subsidiary intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Iomega intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. EMC, its wholly owned subsidiary and Iomega intend to mail these documents to the stockholders of Iomega. These documents will contain important information about the tender offer and stockholders of Iomega are urged to read them carefully when they become available. Investors and stockholders of Iomega will be able to obtain a free copy of these documents (when they become available) and other documents filed by Iomega or Purchaser with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and related materials may be obtained for free (when they become available) by directing such requests to EMC Corporation at 176 South Street, Attention: Office of the General Counsel, Hopkinton, MA 01748. Investors and stockholders may obtain a free copy of the solicitation/recommendation statement and such other documents (when they become available) from Iomega by directing requests to Iomega at 0955 Vista Sorrento Parkway, Attention: Corporate Secretary and General Counsel, San Diego, CA 92103. EMC CONFIDENTIAL—INTERNAL USE ONLY

What is EMC Announcing? EMC Acquires Iomega • EMC has signed a definitive agreement to acquire Iomega • Iomega is a worldwide leader of reliable data storage for consumer and small businesses (<100 employees) – Strong Retail and Partner presence in Europe and in North America • Iomega to be foundation of a new Consumer/Small Business Products Division within the EMC Storage Division • EMC to retain Iomega brand • EMC has offered $3.85 per share of Iomega stock by way of a cash tender offer for a total value of $213 million. The board of Iomega has unanimously recommended the offer to Iomega shareholders. The tender offer is expected to launch in the next two weeks and be completed in Q2. EMC CONFIDENTIAL—INTERNAL USE ONLY

Who is Iomega CorporationWho is Iomega Corporation • Founded in 1980, Iomega (NYSE: IOM) is a leader in storage solutions for consumers and small businesses – Headquartered in San Diego, CA with approximately 230 employees – Other principal offices: Roy, Utah; Geneva, Switzerland; Sales offices worldwide • Globally Recognized Consumer Brand Name – Large installed base with over 60 million drives – Broad channel coverage focused on Consumer/SOHO/Small Business markets • Strong Financial Performance – FY 2007 revenue of $336.6 MIL – 47% y-o-y growth • Direct Attached Storage product line grew 86% • Network Attached Storage product line grew 35% – Profitable since Q3’06 – Large EMEA presence – 70% of revenue EMC CONFIDENTIAL—INTERNAL USE ONLY

Iomega Focuses on the Storage and ServicesIomega Focuses on the Storage and ServicesMarketsMarketsProductProductDescriptionDescription Portable storage products with 2.5” to 3.5” drives Targets the Consumer and SOHO markets NAS and NHDD storage for backup and disaster recovery Targets the Consumer, SOHO and Small Business markets Backup storage products, removability and transport Targets the SMB market EMC CONFIDENTIAL—INTERNAL USE ONLY

Iomega Has World-Class Distribution Channels

EMC² where information lives

Retail / E-tail

- Sold at over 11,500 stores in the Americas, Europe and Asia
- Part of Iomega's online strategy

Direct Marketers

- A cost effective channel to reach small businesses

Distributors

- Iomega reaches over 65,000 VARs worldwide through its distributor network
- Comprehensive channel program with 15,000 registered resellers in the U.S. and Europe

Iomega.com

- Approximately 1 million unique visitors, and 75,000 software and driver downloads per month

EMC CONFIDENTIAL—INTERNAL USE ONLY

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Why Iomega? • Growing Adjacent Market – 70% of the digitaluniverse is created by individuals(Source: IDC/EMC Digital Universe study) – Small Business requirements include security, protection, manageability – Opportunity for organic Iomega growth • Emerging markets (AsiaPac, Latin America) . Enterprise Telco • Networked Storage • Key Foundation element for EMC greenfield opportunities – Strong Consumer/ Small Business Brand • Large loyal install base – over 60 million drives sold • Strong iPartner VAR program – Strong Channel Presence • Retail and distribution-Best Buy, Esprinet, CDW, etc • PC relationships – Dell, Apple – Build upon existing relationship with Lifeline, Retrospect EMC CONFIDENTIAL—INTERNAL USE ONLY

Iomega Fit Within EMC • EMC will maintain Iomega’s brand • Iomega will serve as the foundation with Lifeline and Retrospect as the Consumer/Small Business Products Division within EMC’s Storage Division • Jonathan Huberman will lead this Consumer/Small Business Products Division reporting into Joel Schwartz, Sr VP EMC Storage Division EMC CONFIDENTIAL—INTERNAL USE ONLY

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